Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq GM: OCCF)
www.occfiber.com

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:

Neil Wilkin	Marilynn Meek
President & CEO	General Information
(540) 265-0690	(212) 827-3773
investorrelations@occfiber.com	mmeek@frbir.com

Tracy Smith	Susan Garland
Vice President & CFO	Analysts
(540) 265-0690	(212) 827-3775
investorrelations@occfiber.com	sgarland@frbir.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPORTS

FISCAL THIRD QUARTER 2006 FINANCIAL RESULTS

Net Sales Increase and Company Returns to Profitability

During the Third Quarter

ROANOKE, VA, September 14, 2006 — Optical Cable Corporation (Nasdaq GM: OCCF) today announced financial results for its fiscal third quarter and the nine months ended July 31, 2006.

Third Quarter 2006 Financial Results

Optical Cable reported net income of $128,000, or $0.02 per basic and diluted share for its third quarter ended July 31, 2006, compared to net income of $391,000, or $0.07 per basic and diluted share for the same period last year. These results returned the Company to profitability after losses earlier this year.

Net sales for the third quarter of fiscal 2006 increased 2.0% to $11.6 million compared to net sales of $11.3 million for the comparable period last year. Net sales for the third quarter of fiscal 2006 increased sequentially compared to net sales of $9.9 million and $11.2 million for the first and second quarters of fiscal 2006, respectively. Gross profit margin for the third quarter of fiscal 2006 decreased to 34.3% compared to 37.7% for the same quarter of fiscal 2005. Gross profit margin for the quarter improved compared to gross profit margins of 33.4% and 30.3%, respectively, for the first and second quarters of fiscal 2006.

Optical Cable Corp. – Third Quarter 2006 Earnings Release

The Company believes the improvement in net sales and gross profit margin in the third quarter is an indication that it has successfully addressed certain of the factors contributing to the lower net sales and gross profit margins experienced in the first six months of fiscal 2006. Specifically, the Company identified and corrected a number of the issues impacting its manufacturing lead times and manufacturing efficiencies related to the implementation of its enterprise resource planning (ERP) system which began at the beginning of the first fiscal quarter. The Company expects the changes to its processes and systems will improve the scalability of its systems (and therefore the Company’s ability to better handle increased production volume), improve its plant efficiency, and improve its customer service.

Net sales of the Company’s commercial market (with relatively lower gross profit margins) continued to increase in the third quarter compared to the same period last year, while net sales for certain of its specialty markets (with relatively higher gross profit margins) have yet to recover.

SG&A expenses were $3.7 million for the third quarters of both fiscal 2006 and 2005. SG&A expenses as a percentage of net sales were 31.7% in the third quarter of fiscal 2006 compared to 32.6% in the third quarter of fiscal 2005. Certain compensation costs decreased as compared to the third quarter of fiscal 2005 due to decreases in employee incentive-based compensation. The reduction in these compensation costs were partially offset by increases in expenses related to shipping, outside contractors and sales commissions.

Fiscal Year-to-Date 2006 Financial Results

The Company reported a net loss of $401,000 or $0.07 per basic and diluted share for the nine months ended July 31, 2006, compared to net income of $977,000, or $0.17 per basic and diluted share for the same period last year.

Net sales for the first nine months of fiscal 2006 decreased 4.1% to $32.7 million from $34.1 million for the same period in fiscal 2005. The Company’s gross profit margin decreased to 32.7% for the first nine months of fiscal 2006 compared to 39.9% for the same period in fiscal 2005.

SG&A expenses for the first nine months of fiscal 2006 decreased 7.1% to $11.2 million from $12.1 million for the same period last year. SG&A expenses as a percentage of net sales were 34.3% for the nine months ended July 31, 2006 compared to 35.4% for the same period in 2005. The decrease in SG&A expenses during the first nine months of 2006 compared to the same period last year was primarily due to decreased employee incentive-based compensation, decreased marketing expenses, decreased legal and professional fees, and reduced costs associated with non-recurring qualification and certification fees.

Optical Cable Corp. – Third Quarter 2006 Earnings Release

Management’s Comments

“Optical Cable turned the corner during the third quarter. While we are pleased with our increase in net sales, improved gross profit margin and return to profitability during the third quarter, we are not yet satisfied with our results,” stated Mr. Neil Wilkin, President and CEO of Optical Cable Corporation.

“Our business plan includes several important initiatives to upgrade Optical Cable’s infrastructure, systems, processes and capabilities. Additionally, we continue to take steps to leverage our core product strengths in certain targeted market segments and niches. We are pleased with our significant progress in executing on our business plan and we remain confident that these initiatives will significantly improve our financial performance and create greater shareholder value for the longer term,” stated Mr. Wilkin.

“We are confident that we have the right strategies in place to position Optical Cable for continued growth and enhanced profitability. Your management team has demonstrated its ability over the years to overcome adversity and deliver results. We ask that our shareholders not measure our progress based on the financial results of a few challenging quarters, but understand the longer term vision and the progressive thinking it takes to build and grow a great company over time,” concluded Mr. Wilkin.

Company Information

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military ground tactical fiber optic cable for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable Corporation sells its products worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments, including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered and MIL-STD-790F certified facility located in Roanoke, Virginia.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements

Optical Cable Corp. – Third Quarter 2006 Earnings Release

concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; further adverse changes in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences of competing technologies, including copper cable and wireless, relative to fiber optic cable; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States and subsequent military responses by the United States, and any potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; the Company’s ability to successfully implement planned changes to its information technology systems and manufacturing processes; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or our market position; actions by customers adversely affecting the Company in reaction to the expansion of the Company’s product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, and/or making investments in or with, parties that compete with and/or have conflicts with customers of the Company; adverse reactions by customers, vendors or other service providers to unsolicited proposals regarding the acquisition of the Company by another company; the additional costs of considering and possibly defending the Company’s position on such unsolicited proposals regarding the acquisition of us by another company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2006 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2006	2005	2006	2005
Net sales	$11,580	$11,348	$32,689	$34,097
Cost of goods sold	7,603	7,071	22,015	20,502

Gross profit	3,977	4,277	10,674	13,595
SG&A expenses	3,671	3,704	11,214	12,065

Income (loss) from operations	306	573	(540)	1,530

Interest income (expense), net	(27)	4	1	(29)
Other, net	—	9	(7)	13

Other income (expense), net	(27)	13	(6)	(16)

Income (loss) before income taxes	279	586	(546)	1,514

Income tax expense (benefit)	151	195	(145)	537

Net income (loss)	$128	$391	$(401)	$977

Net income (loss) per share:
Basic and diluted	$0.02	$0.07	$(0.07)	$0.17

Weighted average shares outstanding:
Basic	6,001	5,803	5,935	5,767

Diluted	6,001	5,810	5,935	5,779

—MORE—

Optical Cable Corp. – Third Quarter 2006 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2006	October 31, 2005
Cash	$—	$3,290
Trade accounts receivable, net	7,485	8,174
Inventories	9,123	8,706
Other current assets	741	588

Total current assets	$17,349	$20,758
Non-current assets	16,367	14,186

Total assets	$33,716	$34,944

Total current liabilities	$4,228	$5,599
Total shareholders’ equity	29,488	29,345

Total liabilities and shareholders’ equity	$33,716	$34,944

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